EXHIBIT 99.3

News Bulletin

2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com	For Further Information: Richard Putnam Investor Relations (801) 817-1776

FRANKLINCOVEY ANNOUNCES

PREFERRED SERIES A STOCK RECAPITALIZATION

Salt Lake City, Utah – November 29, 2004 — FranklinCovey (NYSE: FC) today announced a proposed recapitalization transaction which would result in substantial changes to the capital structure of its Series A Preferred Stock. This transaction is designed to establish the foundation and flexibility for future actions which could create value for holders of its Common Stock. Pending shareholder approval, the proposed recapitalization plan will effectively bifurcate the outstanding Series A Preferred into two separate securities: (1) new Series A (non-convertible perpetual) Preferred shares with revised terms and, (2) eight-year warrants to purchase shares of Common Stock at $8.00 per share.

A Special Recapitalization Committee of the Board of Directors was formed one year ago to consider alternatives for creating shareholder value through changes in the Company’s capital structure. The Special Committee retained its own counsel and investment bankers. The Committee’s investment bankers have issued an opinion that the proposed transaction is fair to existing common shareholders from a financial standpoint. The Company’s Chairman and CEO, who is a Preferred shareholder, voluntarily signed an agreement with the Company waiving any incremental benefit he might otherwise receive as a result of the proposed recapitalization transaction.

Though a full description of the recapitalization plan and the necessary amendment and restatement of its articles of incorporation will be available in the Proxy Statement that will be mailed to shareholders in the near future for the meeting planned to be held in January 2005, the following briefly describes the major components of the proposed recapitalization:

Significantly Increased Capital Structure Flexibility

o	The existing Series A Convertible Preferred Stock is non-redeemable. The new Series A (non-convertible perpetual) Preferred will include conditional redemption rights for all or a portion of the Preferred during various time periods.

o	Rights to repurchase the Company’s outstanding common stock will be expanded significantly provided that certain conditions are met.

o	The Company will no longer be required to pay common dividends to the holders of Series A Preferred on an “as-converted” basis, thereby eliminating their right to receive preferred dividends and participate in common stock dividends at the same time.

o	To the extent that the warrants are exercised, the Company could receive substantial proceeds in cash, whereas the existing Preferred would only convert into additional shares.

Reduced Potential Dilution and Voting Rights

o	The Company will have the right to require shareholders exercising their warrants to use the net exercise method, reducing the number of common shares ultimately issuable upon exercise of the warrants. In addition, the Company will have the right to pay exercising warrant holders cash in lieu of any common shares to reduce potential dilution to common shareholders.

o	The conversion rights for the existing Preferred are perpetual. The warrants issued under the proposed recapitalization will terminate after eight years.

o	To the extent that initial warrant holders desire to sell their warrants, the Company will have the right of first offer to purchase them.

o	The “common equivalent” voting rights which current holders of the Preferred have, will be eliminated to the extent that their preferred stock is transferred to third parties. And, if the accompanying warrants proposed to be issued are exercised, voting rights of the holders of the Series A Preferred shares will be reduced by the amount of warrants exercised, preventing any increase in voting rights beyond those already held by Series A Preferred shareholders.

The Proxy Statement will be preliminarily filed with the SEC, as is required on such transactions, and may be reviewed by the SEC prior to its finalization and mailing to shareholders. The Company currently intends to file a definitive Proxy Statement and mail such Proxy Statement to shareholders of record as of November 30, 2004 by mid-December for the annual meeting of shareholders currently scheduled to be held on January 21, 2005. However, an SEC review may delay the Company’s ability to file a definitive Proxy Statement, which may, in turn, require the Company to delay the annual meeting of shareholders so that sufficient time is available for shareholders to receive the Proxy Statement and vote their proxies.

FranklinCovey also announced that the terms in its employment agreement with its Chairman and CEO, Robert A. Whitman will be modified. Mr. Whitman felt that inasmuch as other members of management do not have employment agreements, he would rather not have an employment agreement. While it is rare to see existing employment agreements voluntarily terminated, Mr. Whitman felt that in addition to creating parity among managers, it would also create a more authentic relationship between the Board and the CEO. The Board of Directors expressed its desire to have Mr. Whitman continue in his same roles for the foreseeable future, and he confirmed his enthusiasm for doing so. The following benefits inure to the Company as a result of this action:

o	The existing employment agreement, which extends until 2007, will be eliminated.

o	The existing employment agreement, which predated the Sarbanes-Oxley Act, provided for loans by the Company to allow the exercise of options, this provision will be eliminated.

o	Mr. Whitman voluntarily did not take salary or bonus compensation from May 2001 to August 2003, and he will sign an agreement formally waiving all rights to that earned but unpaid compensation.

o	Elimination of other provisions. Termination of the contract will eliminate the change in control provision that would guarantee additional compensation to the CEO in the event of a change of ownership control of the Company on a “grossed-up” basis potentially expensive to the Company. It will also eliminate the current death and disability benefits only available to Mr. Whitman and be replaced with overall company-paid life insurance and disability policies for key members of management.

In consideration of the contract cancellation and the accompanying benefits to the Company and shareholders, and in light of the significant financial improvement in operating results over the past eight quarters, the Company will immediately vest the $14 options held by Mr. Whitman and grant a special stock award of 187,000 shares to him. In addition, Mr. Whitman will receive a 225,000 restricted stock award as a part of a restricted stock award plan adopted by the Company in January 2004 for its senior executives, which Mr. Whitman postponed until the fiscal year and recapitalization efforts were completed.

The Company also announced that Hyrum W. Smith, Co-Vice Chairman of the Board of Directors, will be taking on a broader role in sales and public speaking on behalf of the Company which, given his desire to reduce activities and commitments that take him away from home, will limit his availability to work as actively in his Board of Directors responsibilities. With that change, he will not continue his term as a director beyond the Annual Shareholders Meeting in January 2005. Mr. Smith founded Franklin International Institute in 1982, which became the publicly traded Franklin Quest in 1992. Franklin Quest and The Covey Leadership Center merged in 1997 to form FranklinCovey. In his new role, Mr. Smith will spend more time meeting with clients and doing speaking engagements which role he played prominently in the formative years of the Company. Mr. Smith will remain a major shareholder, but will not be an employee or actively participate in the management of the Company. He will continue to consult with the Board of Directors on an as-needed basis.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 130 retail stores, and www.franklincovey.com .

Safe-Harbor Statement
This announcement contains forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties, including the ability of the Company to stabilize revenues, general economic conditions, competition in the Company’s targeted market place, market acceptance of new products or services, increases or decreases in the Company’s market share, growth or contraction of the overall market for the products offered by the Company and its competitors, changes in the training and spending policies of the Company’s clients, and other factors identified and discussed in the Company’s 2003 10-K report and subsequent 10-Q and 8-K reports filed with the Securities and Exchange Commission, many of which are beyond the control or influence of the Company. There can be no assurance that the Company’s actual future performance will meet management’s expectations. These forward-looking statements are based on management’s expectations as of the date hereof, and are subject to the outcome of various factors, including those listed above, any one of which may cause future results to differ materially from the Company’s current expectations.